Exhibit 10.1
March 24, 2009
PERSONAL & CONFIDENTIAL
Ms. Kelli Turner
[Address omitted]
Dear Kelli:
     This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with Martha Stewart Living Omnimedia, Inc. (the “Company”).
1.	Duties and Responsibilities
(a) You will serve as EVP, Chief Financial Officer of the Company. In this capacity, you will perform such duties consistent with your position and such other executive duties customary to your office and as are reasonably necessary to the operations of the Company or as may be reasonably assigned to you by the Company’s principal executive officer or the Board of Directors (the “Board”). You will: (i) devote all of your business time and attention, your best efforts, and all of your skill and ability to promote the interests of the Company; (ii) carry out your duties in a diligent, competent, faithful and professional manner; (iii) work with other employees of the Company in a competent and professional manner; (iv) generally promote the interests of the Company and (v) comply with all the Company’s policies as in effect from time to time. You will report to the Company’s principal executive officer.
(b) During the term of your employment, you agree to obtain the prior written approval of the person to whom you report prior to accepting any appointments of any kind (including but not limited to appointments to boards of directors) with any third parties other than the Company; provided, however, you will be permitted to remain on the board of directors of any charitable organization for which you now serve. It is understood that if approved, any such appointment, and your activities thereunder, must not constitute a violation of any provision of this Agreement.
2.	Term

Your employment with the Company will be for a term of two (2) years, commencing on March 31, 2009 and ending on the close of business on March 31, 2011, unless terminated earlier pursuant to the provisions of paragraph 5 below (the “Term”). In the
MARTHA STEWART LIVING OMNIMEDIA
11 West 42nd Street, 25th Floor, New York, NY 10036 phone 212 827 8000 web marthastewart.com event either party wishes to commence negotiations for a new employment arrangement that would become effective following the Term, that party will inform the other party at least six months prior to the end of the Term. This Agreement will not be deemed to be extended or renewed beyond April 6, 2011 unless the parties enter into a written agreement specifically extending this Agreement. In the absence of such an agreement, if your employment continues beyond the Term, such employment will be terminable at will.
3.	Compensation
(a)	The Company shall pay you a base salary at the annual rate of not less than $375,000 per annum, payable in accordance with the Company’s normal payroll practices.

(b)	In addition to your base salary, you will be eligible to receive an annual bonus with a target of 100% of your annual base salary based upon, among other criteria, the Company’s assessment of your performance and the overall financial performance of the Company. Such bonus, if any, will be paid concurrently with bonuses paid to other executives of the Company. Any such bonus deemed payable for 2009 will not be pro-rated and will be based primarily on the Company’s assessment of your individual performance. In order to be eligible to receive any bonus, you must be employed on, and not have given or received notice of termination prior to, the day of the bonus payment.

(c)	You will receive an option to acquire 180,000 shares, and 40,000 PRSUs, which equity will be issued and priced on the first business day of the calendar month following your start date in accordance with the Company’s policy on equity issuances. The grant and exercise of these stock options and PRSUs will be made subject to the provisions of the Company’s Omnibus Stock and Option Compensation Plan.
4.	Benefits

You will be eligible to participate in all health, dental, disability, life insurance plans and programs, retirement plans and other fringe benefits made available by the Company for the benefit of the Company’s employees generally, subject, however, to the terms and conditions of such benefit plans as in effect from time to time.
5.	Termination
(a)	The Company will be entitled to discharge you immediately for cause as defined in subparagraph (c) below, and in such event, your rights to any unearned, non-vested or non-accrued compensation hereunder will then terminate.

(b)	The Company will also be entitled to terminate you immediately without cause. In such event, you will be eligible to continue to receive your then-current base salary (in accordance with normal payroll practices) as severance payments for the remainder of the Term (the “Severance Period”); provided, however, that in the event you obtain alternate employment after the first three (3) months of the Severance Period, any income earned by you in respect to such employment will reduce your severance payments under this paragraph 5(b) on a “dollar for dollar” basis. As used herein, “alternate employment” will include full or part-time employment, consulting services, freelance services and self-employment. In order for the Company to determine each payment it is obligated to make to you after the first three (3) months of the Severance Period, you will at the end of each month after the first three (3) months of the Severance Period provide the Company in writing the compensation from sources other than the Company that you earned during the preceding month, together with copies of any invoices issued by you for your services, any checks you received from such employment and any other evidence in your possession reflecting compensation you earned. In addition, upon request from the Company, you agree to provide the Company with other written verification (earnings stubs, tax returns, new employer verification) of the compensation you receive or are entitled to receive after the first three (3) months of the Severance Period. In addition, in the event you are terminated by the Company without cause, you will be entitled to a pro-rated bonus for the year of termination (calculated at the end of the fiscal year and then pro rated through the date of termination), provided that applicable performance targets have been met and bonuses are paid generally to similarly situated executives at the Company. Any such bonus payment will be paid in a lump sum at the time the Company pays other bonuses, subject to Section 15 hereof (if applicable). The making of any payments under this paragraph 5(b) is conditioned upon you signing and not revoking the Company’s standard form of separation agreement and general release. Such severance is deemed to be in lieu of any other entitlements to severance, salary bridging or other similar benefits upon termination that may be made available to employees in accordance with the Company’s policies.

(c)	For purposes of this Agreement, “cause” shall mean that the Board has made a good faith determination, after providing you with reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board meeting, that any of the following has occurred:
(i)	the willful and continued failure by you to substantially perform your material duties to the Company (other than due to mental or physical disability) after written notice specifying such failure and the manner in which you may rectify such failure in the future;

(ii)	you have engaged in willful, intentional misconduct that has resulted in material damage to the Company’s business or reputation;

(iii)	you have been convicted of a felony; or

(iv)	you have engaged in fraud against the Company or misappropriated Company property (other than incidental property).
For purposes of this Agreement, no act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of the Company or one or more of its businesses. Nothing in this Section 5(c) shall be construed to prevent you from contesting the Board’s determination that cause exists.
(d)	In the event you are unable to perform your duties hereunder by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder prior to the commencement of such disability (all such causes being herein referred to as “disability”) and you fail to perform such duties for periods aggregating 120 days, whether or not continuous, in any continuous period of 365 days, the Company will have the right to terminate your employment hereunder as at the end of any calendar month upon 30 days’ prior written notice to you. In case of your death, your employment hereunder will terminate as of the date of death.
6.	Non-Competition, Non-Solicitation; Non-Disparagement and Confidentiality Obligations
(a)	You agree that your services hereunder are of a special, unique, extraordinary and intellectual character, and your position with the Company places you in a position of confidence and trust with the Company. You further acknowledge that the rendering of services to the Company necessarily requires the disclosure of confidential information and trade secrets of the Company. You consequently agree that it is reasonable and necessary for the protection of the goodwill and business of the Company that you make the covenants contained herein; and accordingly, you agree that during your employment with the Company and during any Tail Period (as defined below), you shall not engage in or become associated with a Competitive Activity (as defined below). A “Competitive Activity” shall mean any business which designs, manufactures, licenses, sells or develops products based on or related to either lifestyle-based content aimed primarily at adult female audiences (e.g., Oprah Magazine, iVillage, Better Homes and Garden) or a national celebrity or designer (e.g., Calvin Klein, Ralph Lauren, Oprah Winfrey) in a similar product line as offered or marketed by the Company during the Term. By way of example, home goods, linens, furniture or carpet for a designer or lifestyle brand would be a Competitive Activity as of the date hereof, whereas fashion would not be a Competitive Activity unless or until the Company pursues fashion products during the Term. You shall be deemed to be “engaged in or associated with a Competitive Activity” if you are or become an owner, employee, officer, director, independent contractor, agent, partner, advisor, or render personal services in any other capacity, with or for any individual, partnership, corporation or other organization (collectively, an “Enterprise”) that is engaged in a Competitive Activity, provided, however, that you shall not be prohibited from (a) owning less than five percent of the stock in any publicly traded Enterprise engaging in a Competitive Activity, or (b) being an employee, independent contractor or otherwise providing services to an Enterprise that is engaged in a Competitive Activity so long as your services relate to (x) an aspect or endeavor of such Enterprise that is distinct from, and unrelated to, and you have no influence or control over, such Enterprise’s pursuit of a Competitive Activity or (y) the overall operation or management of the Enterprise (or any portion thereof) provided that the Competitive Activity is not the primary component of such Enterprise (or portion thereof). “Tail Period” shall mean the period, if any, commencing on the date that your employment with the Company terminates, regardless of the reason for such termination, and ending on the twelve-month anniversary of such date. You agree to provide notice of the restrictions on your Competitive Activity to any Enterprise with which you have or contemplate having a business or employment relationship.
(b)	You agree that during your employment and for a twenty-four month period thereafter you will not: (i) solicit for employment opportunities or employ any employees of Martha Stewart or the Company; (ii) solicit or induce any employee of Martha Stewart or the Company to terminate, alter or lessen that person’s affiliation with Martha Stewart or the Company; or (iii) solicit any employee, customer or other person with an employment or business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such employment or business relationship; provided, however, it will not be deemed a breach of this provision to solicit your then-current assistant. You also agree that during and after your employment, you will not solicit or induce any person or entity that is a party to an agreement with Martha Stewart or the Company to violate any such agreement. You acknowledge and agree that this paragraph is reasonable and necessary to protect the Company’s legitimate business interests.

(c)	In the course of your employment with the Company, you will acquire and have access to confidential or proprietary information about the Company, including but not limited to, trade secrets, methods, service models, marketing campaigns, advertising, financial information and records, customer contacts, creative policies and ideas, subscription lists, editorial policies, and information about or received from advertisers, customers and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information.” You are aware that the Confidential Information is not readily available to the public and accordingly, you agree that you will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone (other than your counsel in the course of a dispute arising from the alleged disclosure of Confidential Information or as required by law) any Confidential Information, or utilize such Confidential Information for your own benefit, or for the benefit of third parties. You agree that the foregoing restrictions shall apply whether or not any such information is marked “confidential” and regardless of the form of the information. The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than by breach of this provision or (ii) you learn from a third party who is not under an obligation of confidence to the Company. In the event that you become legally required to disclose any Confidential Information, you will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph 6(c) to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this paragraph 6(c) to permit a particular disclosure, you will furnish only that portion of the Confidential Information which you are legally required to disclose and, at the Company’s expense, will cooperate with the efforts of the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. You further agree that all memoranda, disks, files, notes, records or other documents, whether in electronic form or hard copy (collectively, the “Material”) compiled by you or made available to you during your employment with the Company (whether or not the Material constitutes or contains Confidential Information), and in connection with the performance of your duties hereunder, shall be the property of the Company and shall be delivered to the Company on the termination of your employment with the Company or at any other time upon request. Except in connection with your employment with the Company, you agree that you will not make or retain copies or excerpts of the Material.
(d)	During your employment with the Company, and thereafter you shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them You shall not author, co-author, or assist in the production or authorship of any story, book, show, script or other work about the Company or Martha Stewart without the Company’s prior review of such work and the Company’s written consent as to the production and content thereof.

(e)	If you commit a breach or the Company has reasonable grounds to believe that you are about to commit a breach, of any of the provisions of clauses (a), (b), (c) or (d) above, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may also take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(f)	The parties acknowledge that the type and periods of restriction imposed in the provisions of clauses (a), (b), (c) and (d) above are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. If any of the covenants in clauses (a), (b), (c) or (d) above, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in clauses (a), (b), (c) or (d), or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in clauses (a), (b), (c) and (d) above upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.
7.	Work For Hire

As an Company employee, you will be part of a team of highly talented individuals, whose creative contributions are an integral part of the Company’s success as a company. Accordingly, you acknowledge and agree that the Company has specially ordered and commissioned any and all results and proceeds of your services hereunder (the “Works”) as works-made-for-hire under the United States Copyright Act and all similar laws throughout the world (the “Act”), and that the Company shall be deemed as the sole author and owner of all right, title and interest in the Works in any and all languages, formats and media, whether now known or hereafter created, throughout the world in perpetuity (the “Rights”). If the Works, or any part of the Works are not deemed works-made-for-hire under the Act, you hereby irrevocably grant and assign the Rights exclusively to the Company. You hereby waive any so-called moral rights of authors and other similar rights in connection with the Works. You acknowledge and agree that the Company is not under any obligation to use the Works, and may exploit, reproduce, distribute, make derivative works of, alter or edit the Works or combine the Works with other materials, in any media whether now known or hereafter created throughout the world, in the Company’s sole discretion, free of any obligation to you whatsoever, financial or otherwise. You hereby waive the right to seek or obtain any injunctive or other equitable relief in connection with the Company’s exploitation of the Works and any Rights therein. You agree that upon any termination of your employment, you will immediately turn over any and all of the Works in your possession to the Company. You irrevocably grant to the Company the perpetual right to use and authorize others to use your name, biographical information, photograph and likeness in connection with any use of the Works and/or in connection with your employment with the Company. You represent and warrant that you have the right to perform your services for the Company and to grant the Rights in the Works to the Company; the Works will be original with you; and neither the Works, nor the Company’s exercise of any of the Rights, shall violate or otherwise conflict with the rights of any person or entity.
8.	Assignment

This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided, however, that Company shall be permitted to assign this Agreement to an affiliate in connection with a reorganization of the Company’s business or assets for tax or financial planning purposes. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.	Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the parties to this Agreement.

10.	Severability; Survival

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of your employment to the extent necessary to the intended preservation of such rights and obligations.

11.	No Conflict

You represent and warrant that you are not subject to any agreement, instrument, obligations, order, judgment or decree of any kind, or any other restrictive agreement or obligation of any character, which would prevent you from entering into this Agreement or which would be breached by you upon the performance of your duties pursuant to this Agreement.

12.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

13.	Entire Agreement

Except as provided herein, this Agreement constitutes the complete agreement between you and the Company and supersedes all prior agreements relating to the subject matter hereof.

14.	Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15.	Section 409A

Notwithstanding anything herein to the contrary:
(a)	As determined by the Company, to the extent any provision herein constitutes a “nonqualified deferred compensation plan” under Section 409A(d)(l) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides benefits to you upon your “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any such payment to you shall not commence prior to the date that is six (6) months after the date of your separation from service and any amounts withheld during such six-month period shall be paid once benefits commence. The right to a series of installment payments hereunder is treated as a right to a series of separate payments.

(b)	The provisions herein, and plans and arrangements referenced hereunder, are intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit described hereunder is subject to Section 409A of the Code, it is intended that it shall be paid in a manner that will comply with Section 409A of the Code, including any guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision hereunder that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.
(c)	You are entitled to certain taxable reimbursements and/or in-kind benefits for the specified period set forth hereunder (except if no specified period is set forth or otherwise evidenced or intended hereunder the specified period shall be the term of employment). The amount of expenses eligible for reimbursement, and/or in-kind benefits provided, during your taxable year shall not affect the expenses eligible for reimbursement, and/or in-kind benefits to be provided, in any other taxable year.

(d)	No acceleration of any payment, including payments made during the Severance Period, shall be permitted if such acceleration would result in you being taxed under Section 409A of the Code.
16.	Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.
         If you agree with these terms, please sign the copy attached and return it to me, constituting it our agreement.

Best regards, Martha Stewart Living Omnimedia, Inc.
By:	/s/ Charles A. Koppelman
Name:
Title:

Accepted and Agreed:

/s/ Kelli Turner